Exhibit 5.1

                      Satterlee Stephens Burke & Burke LLP
                                 230 Park Avenue
                          New York, New York 10169-0079
                                  (212)818-9200

September 18, 1998

Tandy Corporation
100 Throckmorton Street, Suite 1800
Fort Worth, Texas  76102

Dear Sirs:

You have requested our opinion in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to (i) shares of common stock, par value $1.00 per share ("Common Stock") of Tandy Corporation ("Company") and Preferred Share Purchase Rights ("Rights") appurtenant hereto, to be purchased by employees pursuant to the Tandy Stock Plan (the "Tandy Stock Plan") and (ii) shares of Company Common Stock and Rights appurtenant thereto, to be purchased by employees pursuant to the Tandy Fund (the "Tandy Fund").

As counsel for the Company, we are familiar with the Tandy Stock Plan and the Tandy Fund, and with the corporate proceedings relating thereto. Based thereon, it is our opinion that the securities registered for the Tandy Stock Plan and the Tandy Fund, when sold or issued pursuant to the terms of the Tandy Stock Plan or Tandy Fund, will be legally issued, fully paid and non-assessable, provided, in the case of original issue shares (if any), the Company receives as consideration an amount at least equal to the par value thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                               Very truly yours,

                               SATTERLEE STEPHENS BURKE & BURKE LLP


                                By: /s/Dwight A. Kinsey
                                    A Member of the Firm